SECURITIES AND EXCHANGE COMMISSION

                   WASHINGTON, D.C. 20549


                          FORM 8-K


                       CURRENT REPORT
             PURSUANT TO SECTION 13 OR 15(d) OF
             THE SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported):  May 10, 1994

                       Owens & Minor, Inc.*
(Exact Name of Registrant as Specified in Charter)

Virginia                     0-6430*             54-1701843
(State of Incorporation)  (Commission File No.)(IRS Employer
                                          Identification No.)

        4800 Cox Road, Glen Allen, Virginia             23060
(Address of Principal Executive Offices)               (Zip Code)


Registrant's telephone number, including area code:  (804) 747-9794



                                *
(Former Name or Former Address, if Changed Since Last Report)




     * This report is being made by Owens & Minor, Inc., formerly O&M Holding, Inc., a successor issuer to the corporation formerly named Owens & Minor, Inc.

Item 2.  Acquisition or Disposition of Assets.

     On May 10, 1994 Owens & Minor, Inc., formerly O&M Holding, Inc. (the "Company") completed its business combination with Stuart Medical, Inc. ("SMI") pursuant to the Agreement of Exchange (the "Agreement of Exchange") dated as of December 22, 1993, as amended and Restated on March 31, 1994, by and among the Company, Owens & Minor Medical, Inc. (formerly, Owens & Minor, Inc.) ("O&M Medical"), SMI and the former shareholders of SMI. Pursuant to the Agreement of Exchange, the outstanding shares of common stock of SMI were exchanged for an aggregate of $40.2 million in cash and $115 million par value of convertible preferred stock of the Company. The Company also issued one share of its common stock in exchange for each outstanding share of common stock of O&M Medical. The Company now owns all of the outstanding stock of O&M Medical and SMI.

     The amount of consideration paid by the Company to the former shareholders of SMI was determined on the basis of arm's length negotiations, which took into account the relative earning power and financial condition of both companies, based upon both historical and anticipated operations, financial positions and anticipated synergies resulting from the combination of SMI's operations with existing operations of the Company.

     The former shareholders of SMI have agreed to certain standstill arrangements limiting their ownership of Company stock and obligating them to vote their shares proportionately with other holders of Company stock. The preferred stock and the underlying common stock of the Company are subject to certain restrictions on transfers by the former SMI shareholders and their transferees.

     The Company financed the cash required for the SMI acquisition through a credit facility provided by a syndicate of banks led by NationsBank of North Carolina, N.A., as Agent and Administrative Agent, and Crestar Bank and Chemical Bank, as Co-Agents. In connection with the SMI combination, the Company also refinanced approximately $140 million in pro forma debt of SMI.

     SMI is a distributor of medical products and supplies and will continue its operations under the Owens & Minor name as a wholly-owned subsidiary of the Company.

     The SMI acquisition is described in greater detail in the Company's Registration Statement on Form S-4 (File No. 33-52979), reference to which is hereby made.

     The Company's press release announcing the combination with SMI attached as Exhibit 99 hereto is incorporated by reference herein.

Item 5.   Other Events.

          On May 10, 1994 G. Gilmer Minor, III was elected chairman of the board of the Company and G. Gilmer Minor, Jr. was named chairman emeritus.

Item 7.   Financial Statements, Pro Forma Financial Information and
Exhibits.

     (a)  Financial Statements of Business Acquired.

     The following financial statements of SMI and the related report of independent auditors are set forth on pages
F-18 through F-30 of the Company's Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") included in the Registration Statement on Form S-4 (No. 33-52979), reference to which is hereby made.

     Balance Sheets as of December 31, 1993 and 1992.

     Statements of Income for the year ended December 31, 1993, the eight months ended December 31, 1992 and the years ended April 30, 1992 and 1991.

     Statements of Shareholders' Equity at December 31, 1993 and
     1992 and April 30, 1992, 1991 and 1990.

     Statements of Cash Flows for the year ended December 31, 1993, the eight months ended December 31, 1992 and the years ended April 30, 1992 and 1991.

     The following unaudited financial statements of SMI are filed herewith:

     Balance Sheets as of March 31, 1994 and December 31, 1993.

     Statements of Income for the three months ended March 31, 1994 and 1993.

     Statements of Cash Flow for the three months ended March
     31, 1994 and 1993.

     (b)  Pro Forma Financial Information.

     The following unaudited pro forma combined financial statements of the Company and SMI are set forth under the caption
"Unaudited Pro Forma Combined Condensed Financial Statements" on pages 22 through 27 of the Proxy Statement/Prospectus.

     Unaudited Pro Forma Combined Condensed Statement of
     Income for the year ended December 31, 1993.

     Unaudited Pro Forma Combined Condensed Balance Sheet as of
     December 31, 1993.

     The following unaudited pro forma combined financial information is filed herewith:

     Unaudited Pro Forma Combined Condensed Statement of
     Income for the three months ended March 31, 1994.

     Unaudited Pro Forma Combined Condensed Balance Sheet as of March 31, 1994.

     (c)  Exhibits.

     (2) Agreement of Exchange dated as of December 22, 1993, as amended and Restated on March 31, 1994, by and among the Company, Owens & Minor Medical, Inc. (formerly Owens & Minor, Inc.), Stuart Medical, Inc. ("SMI") and certain shareholders of SMI (incorporated by reference to Amendment No. 1 to the Company's Registration Statement on Form S-4 (No. 33-52979), Exhibit 2.1).

     (99) Press Release issued by the Company on May 10, 1994 announcing the completion by the Company of its combination with SMI.

UNAUDITED PRO FORMA
COMBINED CONDENSED FINANCIAL STATEMENTS

Introduction

The following unaudited pro forma combined condensed financial statements have been prepared by management of Owens & Minor, Inc. (O&M) from the historical consolidated financial statements of O&M (contained in O&M's Form 10-Q filed May 4, 1994) and SMI (included in this filing).

The unaudited pro forma combined condensed financial statements have been prepared on the basis of assumptions described in the notes there to and include assumptions relating to the allocation of the consideration paid for SMI to the assets and liabilities of SMI based on preliminary estimates of their respective fair values. The actual allocation of such consideration may differ from that reflected in the pro forma consolidated financial statements after an appropriate review of the fair values of the consolidated assets and liabilities of SMI has been completed. Amounts allocated will be based upon the estimated fair values at the time of the acquisition which could vary significantly from the amounts reflected in the unaudited pro forma combined condensed financial statements. The acquisition has been accounted for using the purchase method of accounting.

The pro forma financial information presented is not necessarily indicative of actual results that would have been achieved had the acquisition closed on the dates assumed in the unaudited pro forma combined condensed financial statements that follow. Moreover, they are not intended to be indicative of future results of operations or financial position.

The unaudited pro forma financial statements should be read in conjunction with the historical financial statements of O&M (contained in O&M's Form 10-Q filed May 4, 1994) and SMI
(included in this filing).

Unaudited Pro Forma Combined Condensed Statement of Income



                                             Three Months Ended March 31, 1994
(In thousands, except                                                      Pro Forma        Pro Forma
    per share data)                                O&M          SMI       Adjustments       Combined
Net sales                                    $    390,794 $    243,123  $          -     $    633,917
Cost of sales                                     351,668      216,987             -          568,655

     Gross margin                                  39,126       26,136             -           65,262

Selling, general and administrative expenses       28,373       19,872          (622)(3c)      47,623
Depreciation and amortization                       2,302        1,876          (222)(3a)       3,956
Service charges to affiliates and other                 -         (447)            -             (447)
Interest expense, net                                 768        1,795           403 (3b)       2,966

     Total expenses                                31,443       23,096          (441)          54,098

Income before income taxes                          7,683        3,040           441           11,164
Provision for income taxes                          2,927           40         2,017 (3d)       4,984

Net income                                          4,756        3,000        (1,576)           6,180

Dividends on preferred stock                                                   1,294 (3e)       1,294

Net income attibutable to common stock       $      4,756 $      3,000  $     (2,870)    $      4,886


Net income per common share                  $       0.15                                $       0.16


Weighted average common shares and
  common share equivalents                         31,133                                      31,133





See accompanying notes to the unaudited pro forma combined condensed financial statements.


Unaudited Pro Forma Combined Condensed Balance Sheet

                                             March 31, 1994
(In thousands, except                                                      Pro Forma        Pro Forma
    per share data)                                O&M          SMI       Adjustments        Results

Assets
Cash and cash equivalents                    $      2,042 $      1,942  $          -     $      3,984
Accounts and notes receivable, net                145,290       12,455        82,000 (4a)     239,745
Merchandise inventories                           145,924      117,220         1,800 (2)      264,944
Other current assets                               11,258        2,462         6,900 (2)       20,620
     Total current assets                         304,514      134,079        90,700          529,293

Property and equipment, net                        22,825       18,355        (1,400)          39,780
Excess of purchase price over net
  assets acquired, net                             16,864       33,862       110,024 (2)      160,750
Other assets                                       10,580          527             -           11,107
     Total assets                            $    354,783 $    186,823  $    199,324     $    740,930


Liabilities

Current maturities of long term-debt         $      1,502 $        459  $       (459)(4b)$      1,502
Accounts payable                                  123,691       80,128             -          203,819
Accrued payroll and related liabilities             5,332        4,037             -            9,369
Other accrued liabilities                          15,196        7,325         8,139 (2)       30,660
     Total current liabilities                    145,721       91,949         7,680          245,350

Long-term debt                                     62,312       48,859       122,659 (4a),(   233,830
Accrued pension and retirement plan                 3,980            -             -            3,980
     Total liabilities                            212,013      140,808       130,339          483,160

Stockholders' Equity

Preferred stock                                         -            -       115,000 (2)      115,000
Common stock                                       40,763            5            (5)(2)       40,763
Paid-in capital                                    11,208        4,026        (4,026)(2)       11,208
Retained earnings                                  90,799       41,984       (41,984)(2)       90,799
     Total stockholders' equity                   142,770       46,015        68,985          257,770

     Total liabilities and stockholders'     $    354,783 $    186,823  $    199,324     $    740,930
     equity


See accompanying notes to the unaudited pro forma combined condensed financial statements.

                Notes to Unaudited Pro Forma
          Combined Condensed Financial Statements

1. Basis of Presentation

The accompanying unaudited pro forma combined condensed statement of income for the three months ended March 31, 1994 has been prepared by combining the consolidated statement of income of O&M with the statement of income of SMI. The unaudited pro forma combined condensed statements of income reflect adjustments as if the acquisition of SMI, had occurred on January 1, 1994. The accompanying unaudited combined condensed balance sheet as of March 31, 1994 presents the historical balance sheets of O&M and SMI, with pro forma adjustments as if the acquisition of SMI had occurred on March 31, 1994, in a transaction accounted for using the purchase method of accounting.

The unaudited pro forma financial statements may not necessarily reflect the actual results of operations of the Company which would have resulted had the purchase of SMI occurred as of the dates presented. The pro forma information is not necessarily indicative of future results of operations for the combined companies.

2. Allocation of Purchase Price

Under the purchase method of accounting, the allocation of the purchase price to SMI's assets and liabilities is required to reflect fair values and to eliminate the historical stockholders' equity of the company. A final allocation of the purchase price has not yet been performed; however, the following sets forth certain preliminary adjustments (in thousands, except share and per share data):

   Purchase price:
 Payment  of cash to be financed by borrowings
(see note 3b and 4b)                                             $  40,200
   Issuance of 1,150,000 shares of 4.5% cumulative, convertible
   Series B Preferred Stock, with a liquidation preference of
   $100 per share                                                  115,000
       Total                                                       155,200

   Allocation of purchase price:
     Net assets acquired - SMI stockholders' equity at
     March 31, 1994, exclusive  of goodwill of $33,862             12,153
     Adjustments to assets and liabilities to reflect preliminary estimated fair values:
        Inventory                                                   1,800
        Property and equipment                                     (1,400)
        Deferred tax asset, net                                     6,900
        Provision for estimated costs of integrating
        operations and acquisition related expenses                (8,139)

   Pro forma net assets after adjustments                          11,314

   Pro forma excess of purchase price over net
   assets acquired                                                $143,886


3. Income Statement Adjustments

(a) To amortize over forty years the cost in excess of fair value of net assets acquired net of goodwill amortization previously recorded by SMI, and to depreciate the fair value of acquired property and equipment over useful lives consistent with those used by O&M.

 (In thousands)
Amortization of excess of purchase price over net assets acquired     $  900
Reversal of SMI historical goodwill amortization                        (594)
Depreciation adjustment to reflect consistent fixed asset lives and
         asset revaluations                                             (528)
           Net                                                        $ (222)

(b) O&M funded the $40.2 million cash portion of the purchase price from a $350 million Senior Credit Facility with interest based on LIBOR. In addition, O&M funded the repayment of the long-term debt of SMI, certain of the long-term debt of O&M, and the working capital requirements associated with financing SMI's accounts receivables (see note 4a) with borrowings under the Senior Credit Facility. For purposes of the pro forma statements, an annual interest rate of 4.33% is assumed for borrowings under the Senior Credit Facility. This adjustment records pro forma interest expense on borrowings under the Senior Credit Facility net of interest previously recorded. A .125% variance on the annual interest rate would increase or decrease quarterly net income by approximately $42,000, net of income tax.

(c) To adjust for reductions in selling, general and administrative expenses associated with the elimination of duplicate costs. Management expects that there will be significant cost reductions as SMI's business directly complements O&M's and that corporate administrative functions and certain distribution arrangements will be combined.

(d) Prior to the combination SMI qualified as an S Corporation under the Internal Revenue Code as well as in a number of states in which they file tax returns. The historical financial statements of SMI reflect only income taxes for states that do not recognize S Corporation status. This adjustment records income tax expense using an effective rate of 53.1% for SMI, net of previously recorded state income tax expense. In addition, the adjustment utilizes a 42.0% tax rate to record the tax effect of the pro forma adjustments except for adjustments related to the amortization of goodwill.

(e) To record the preferential annual dividend of $4.50 per share on the 1,150,000 shares of Series B Preferred Stock.

4. Balance Sheet Adjustments

(a) Prior to the combination SMI sold its trade accounts receivables to Stuart Funding Corp. (SFC) at a discount and received cash for approximately 90% of the discounted eligible accounts and an interest bearing note for the remaining balance. Effective with the execution of the Agreement of Exchange SMI's trade receivables are no longer sold to SFC. This adjustment records pro forma accounts receivables for SMI of $82 million and pro forma borrowings to finance these receivables.




(b) O&M funded the $40.2 million cash portion of the purchase price from a $350 million Senior Credit Facility with interest based on LIBOR. In addition, O&M funded the repayment of the long-term debt of SMI, certain of the long-term debt of O&M, and the working capital requirements associated with financing SMI's accounts receivables (see note 4a) with borrowings under the Senior Credit Facility. This adjustment records the net borrowings under these assumptions.

5.      Service Charges to Affiliates

The unaudited pro forma combined condensed statements of income include approximately $0.4 million of service charges to affiliates that will not be recurring to the combined company. These service charges related to certain warehousing, delivery and administrative services SMI provided to an affiliate. The net effect of this non recurring item increases pro forma net income per common share by less than $0.01.

6.      Restructuring Charges

It is anticipated that certain non-recurring charges will result from the combination of O&M and SMI which have not been reflected in the pro forma financial statements. These charges will be incurred pursuant to a restructuring plan currently under development and be reflected as pre-tax restructuring charges in O&M's income statement during the year ending December 31, 1994.

Simultaneous with the execution of the Exchange Agreement with SMI, a portion of the restructuring charges comprised primarily of the costs related to the writedown of certain O&M software, costs associated with the closure of certain O&M distribution facilities and severance costs associated with the termination of employees will be recorded. It is also anticipated that additional costs will be recorded as restructuring charges over the remainder of 1994 as these costs are incurred. The components of these costs anticipated to be incurred subsequent to the combination are the direct incremental costs to be incurred with respect to restructuring corporate administrative functions, and employee costs associated with relocation and distribution rationalization.

The total restructuring charges, whether incurred simultaneous with the execution of the Exchange Agreement or later in 1994, are estimated to total $18.7 million on a pre-tax basis. Of this amount, approximately $2.5 million would represent a non-cash charge to earnings.

7.  Stock Split

All applicable share and per share information has been restated to reflect a 3 for 2 stock split declared on May 10, 1994 for shareholders of record as of May 24, 1994.

Stuart Medical, Inc.
Statements of Income

(In thousands, except per share data)

                                                              Three Months Ended
                                                              March 31,
                                                                    1994              1993

Net sales                                                     $     243,123     $     219,689
Cost of sales                                                       216,987           195,301

Gross margin                                                         26,136            24,388

Selling, general and administrative expenses                         19,872            18,201
Depreciation and amortization                                         1,876             2,129
Non-recurring expenses                                                    -             1,009

Total expenses                                                       21,748            21,339

Operating income                                                      4,388             3,049

Other income (expense):
 Discount on sale of trade receivables                               (1,053)             (805)
 Interest expense, net                                                 (742)           (1,058)
 Service charges to affiliate                                           365               422
 Other                                                                   82                84
                                                                     (1,348)           (1,357)

Net income from continuing operations before state income tax         3,040             1,692

State income tax expense                                                 40               115

Net income from continuing operations                                 3,000             1,577

Income from discontinued operations net of state income tax               -               345

Net income                                                    $       3,000     $       1,922






See Notes to Financial Statements

Stuart Medical, Inc.
Balance Sheets

(In thousands, except per share data)
                                                          March 31,      December 31,
                                                            1994            1993
Assets
Current assets
  Cash and cash equivalents                            $      1,942    $      5,896
  Accounts and notes receivable, net                         12,455          13,520
  Merchandise inventories                                   117,220         107,298
  Other current assets                                        2,462           2,657
    Total current assets                                    134,079         129,371

Property and equipment, net                                  18,355          19,158
Excess of purchase price over net assets acquired, net       33,862          29,617
Other assets                                                    527             574
    Total assets                                       $    186,823    $    178,720

Liabilities and Stockholders' Equity
Current liabilities
  Current maturities of long-term debt                 $        459    $        452
  Accounts payable                                           80,128          75,223
  Accrued payroll and related liabilities                     4,037           3,501
  Other accrued liabilities                                   7,325           7,987
    Total current liabilities                                91,949          87,163

Long-term debt                                               48,859          47,976

    Total liabilities                                       140,808         135,139

Stockholders' equity
  Common stock                                                    5               5
  Paid-in capital                                             4,026           4,026
  Retained earnings                                          41,984          39,550

    Total stockholders' equity                               46,015          43,581

    Total liabilities and stockholders' equity         $    186,823    $    178,720




See Notes to Financial Statements

Stuart Medical, Inc.
Statements of Cash Flows


                                                         Three Months Ended
(In thousands)                                            March 31,
                                                            1994            1993
Operating Activities
Net income and noncash charges
Net income                                             $      3,000    $      1,922
Noncash charges to income
  Depreciation and amortization                               1,876           2,129

Cash provided by net income and noncash charges               4,876           4,051

Changes in working capital
  Accounts and notes receivable                               1,065           9,676
  Merchandise inventories and other assets                   (2,375)        (10,559)
  Accounts payable and accrued expenses                       2,665         (13,521)

Cash provided by (used for) operating activities              6,231         (10,353)

Investing Activities
Business acquisition, net of cash acquired                   (6,600)              -
Additions to property and equipment                            (190)           (174)
Cash used for investing activities                           (6,790)           (174)

Financing Activities
Additions to long-term debt                                  21,000           4,000
Reductions of long-term debt                                (23,829)         (5,415)
Shareholder distributions                                      (566)              -
Cash used for financing activities                           (3,395)         (1,415)

Net decrease in cash and cash equivalents                    (3,954)        (11,942)

Cash and cash equivalents at beginning of year                5,896          12,517
Cash and cash equivalents at end of period             $      1,942    $        575





See Notes to Financial Statements

                   Stuart Medical, Inc.
               Notes to Financial Statements



1.      Accounting Policies

In the opinion of management, the accompanying unaudited financial statements contain all adjustments (which are comprised of only normal recurring accruals and the use of estimates) necessary to present fairly the financial position of Stuart Medical, Inc. as of March 31, 1994 and the results of operations and cash flows for the three month periods ended March 31, 1994 and 1993.


2.      Interim Results of Operations

The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: 5/20/94                      OWENS & MINOR, INC.


By:\s\G. Gilmer Minor, III
                                        G. Gilmer Minor, III
                                        President and Chief
                                        Executive Officer


                        Exhibits Index

Exhibit No.


     (2) Agreement of Exchange dated as of December 22, 1993, as amended and Restated on March 31, 1994, by and among the Company, Owens & Minor Medical, Inc. (formerly Owens & Minor, Inc.), Stuart Medical, Inc. ("SMI") and certain shareholders of SMI (incorporated by reference to Amendment No. 1 to the Company's Registration Statement on Form S-4 (No. 33-52979), Exhibit 2.1).

     (99) Press Release issued by the Company on May 10, 1994 announcing the completion by the Company of its combination with SMI.

                                                    Exhibit 99


                                        May 10, 1994

OWENS & MINOR, INC. ANNOUNCES COMPLETION
 OF BUSINESS COMBINATION WITH STUART MEDICAL, INC.

Richmond, VA . . . Owens & Minor, Inc. (NYSE-OMI) announced today that it has completed its business combination with Stuart Medical, Inc. of Greensburg, PA.

The transaction with Stuart Medical, which was approved today by the shareholders of Owens & Minor, Inc., creates a company able to provide products and services in all 50 states. The pro forma 1993 revenues of the combined companies was in excess of $2.3 billion. The combination further enhances Owens & Minor's position as the low-cost distributor of medical and surgical supplies in the country and this combination will allow the company to strengthen its efforts to assist healthcare providers in containing and reducing costs.

The consideration paid to the shareholders of Stuart Medical, Inc. was $40.2 million in cash and $115 million par value of convertible preferred stock. The convertible preferred stock was issued by a holding company which was formed for the purposes of the combination and which also exchanged one share of its common stock for one share of each outstanding share of common stock of Owens & Minor, Inc. The holding company, which has been renamed Owens & Minor, Inc., now owns all of the outstanding stock of the former Owens & Minor, Inc., now named Owens & Minor Medical, Inc., and Stuart Medical, Inc. The convertible preferred stock is: (a) convertible into approximately 4.65 million shares of common stock of Owens & Minor, Inc. (or about 18.2% of the pro forma fully diluted outstanding shares); (b) entitled to an annual cash dividend of 4-1/2%; and (c) redeemable by Owens & Minor, Inc. under certain circumstances after 3 years. The former shareholders of Stuart Medical have agreed to certain standstill arrangements limiting their ownership of Owens & Minor, Inc. shares and obligating them to vote their shares
proportionately with other holders of Owens & Minor, Inc. stock.   The
preferred stock and the underlying common stock of Owens & Minor, Inc.
is subject to certain restrictions on transfers by the former Stuart shareholders and their transferees. Owens & Minor, Inc. has also refinanced Stuart Medical, Inc.'s pro forma debt in the approximate amount of $140 million. Until such time as the preferred stock may be converted into common shares, the former Stuart shareholders are entitled to name one Director to the Board of Directors of Owens & Minor, Inc.


Owens & Minor, Inc. is a national wholesale distributor of medical and surgical supplies, pharmaceuticals and other related products to hospitals and alternate medical care facilities.